Revised 7/95

EXHIBIT 3.2
ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION

ARTICLES OF AMENDMENT TO
ARTICLES OF INCORPORATION (PROFIT)
Form 205 ***NOT VALID AFTER JUNE 30, 2004***
Read about new Forms at www.sos.state.co.us
Filing fee: **$25.00**
Deliver to: Colorado Secretary of State
Business Division
1560 Broadway, Suite 200
Denver, CO 80202-5169
This document must be typed or machine printed
Copies of filed documents may be obtained at www.sos.state.co.us

ABOVE SPACE FOR OFFICE USE ONLY

Pursuant to § 7-110-106 and part 3 of article 90 of title 7, Colorado Revised Statutes (C.R.S.), these Articles of Amendment to its Articles of Incorporation are delivered to the Colorado Secretary of State for filing.

1. The name of the corporation is: DOTCOM-NETMGMT.COM INC.

(If changing the name of the corporation, indicate name of corporation BEFORE the name change)

2. The date the following amendment(s) to the Articles of Incorporation was adopted: April 28,2004

3. The text of each amendment adopted (include attachment if additional space needed): Authorized shares amended from 25,000,000 common shares par value $0.001 to 100,000,000 common shares par value $ 0.001

4. If *changing* the corporation name, the *new name* of the corporation is: NORTHPORT CAPITAL INC

5. If providing for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself: ______

6. Indicate manner in which amendment(s) was adopted (mark only one):
____ No shares have been issued or Directors elected – Adopted by Incorporator(s)
____ No shares have been issued but Directors have been elected – Adopted by the board of directors
____ Shares have been issued but shareholder action was not required – Adopted by the board of directors
__X__ The number of votes cast for the amendment(s) by each voting group entitled to vote separately on the amendment(s) was sufficient for approval by that voting group – Adopted by the shareholders

7. Effective date (if not to be effective upon filing) immediately *(Not to exceed 90 days)*

8. The (a) name or names, and (b) mailing address or addresses, of any one or more of the individuals who cause this document to be delivered for filing, and to whom the Secretary of State may deliver notice if filing of this document is refused, are: Richard Wang, 7057 Woodcrest Place, Delta, BC, Canada, V4E2P2

Please refer to § 7-90-301 (8), C.R.S